Exhibit 99.(h)(20)

CONSENT AGREEMENT

This Consent Agreement (this “Agreement”) is made as of May 29, 2008, by and between Citibank, N.A., a national banking association (“Citi”) and Forum Funds (“Forum”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

1.	Subject Contract. Reference is made to the Forum Funds Accounting, Administration and Transfer Agency Services Agreement, dated April 20, 2007, between Citi and Forum (the “Contract”), pursuant to which Citi provides fund administration, transfer agency and fund accounting services to Forum.

2.	Assignment and Assumption. Citi desires to assign its rights under the Contract regarding trust level Services and all Services related to series of Forum other than series that are advised by Brown Investment Advisory Incorporated (the “Brown Funds”) to Atlantic Fund Administration, LLC (“Assignee”), together with all property of Forum regarding the above that is in the possession of Citi, together with all related paper and electronic files. The effective date of such assignment shall be June 2, 2008 with respect to Fund Accounting Services and Fund Administration Services, except the Blue Sky Services set forth in Section 5 of Appendix C; and June 16, 2008 with respect to Transfer Agency Services and Blue Sky Services (with each of those dates, as applicable, being the “Effective Date”). The parties hereto acknowledge that on or prior to the Effective Date, Assignee will assume all liabilities under the Contract that relate to or arise out of any facts, circumstances or events that occur on or after the Effective Date and do not arise as a result of a breach by Citi of the Contract prior to the Effective Date.

3.	New Agreement. Citi will sign a separate agreement with the Trust regarding the provision by Citi of certain Services after the Effective Date relating to the Brown Funds. Such Services shall include the Services that are listed on Appendix D (Fund Accounting Services), Appendix E (Transfer Agency Services) and the Services listed in Sections 1(d), 1(e), 2, 3, 5, 6, 7, and 8 of Appendix C (Administration Services).

4.	Fees. Commencing on June 2, 2008, Assignee shall receive all fees listed in the Fee Schedule of the Contract except: (i) the fees for the Brown Funds; (ii) $1,000 of the $2,000/month for each Class of shares above 1 in the subsection entitled, “Surcharges per Fund”; (iii) All of the charges listed under the subsection entitled, “Surcharges per Group”; and (iv) All of the charges listed under the subsection entitled, “Optional Services”. Commencing on June 16, 2008, Assignee shall also receive the fees listed in (ii), (iii) and (iv) of the prior sentence.

5.

Consent. Forum hereby consents to the assignment and assumption described above and releases Citi from any and all liability that may arise under or by reason of the Contract on or after the Effective Date, other than as a result of breach by Citi of the Contract before the Effective Date. Forum represents and warrants that it is authorized and empowered to execute and deliver this Agreement. Forum may revoke this Agreement only in a writing delivered to Citi before the Effective Date.

6.	Subcontracting. The parties acknowledge that effective June 1, 2008, Citibank will subcontract performance of the portion of the Services that it is obligated to provide to Citi Fund Services Ohio, Inc.

7.	Miscellaneous. This Agreement reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed under the internal laws of the State of Delaware. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, all other terms, covenants and conditions of this Agreement shall remain legal, valid and enforceable and in full force and effect. This Agreement and any provisions hereof may not be modified, amended, waived, extended, changed, discharged or terminated orally, or by any act or failure to act an the part of any party (or parties) hereto, but only by an agreement in writing signed by the party (or parties) against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

[SIGNATURES FOLLOW]

CITI	Citibank, N.A.

By:
Name:
Title:
Date:

FORUM	Forum Funds:

By:
Name:
Title:
Date: